Exhibit 99.1

FOR RELEASE:	July 31, 2009
Lisa F. Campbell, Executive Vice President
Chief Operating Officer and Chief Financial Officer
(910) 892-7080; lisac@newcenturybanknc.com www.newcenturybanknc.com

NEW CENTURY BANCORP REPORTS

SECOND QUARTER 2009 AND YEAR-TO-DATE RESULTS

DUNN, NC . . .  New Century Bancorp (the “Company” - NASDAQ: NCBC), the holding company for New Century Bank, reported a net loss for the quarter ended June 30, 2009, of ($253,000) compared to net income of $404,000 for the same period in 2008. Basic and diluted earnings (loss) per share were ($0.04) for second quarter 2009 compared to $0.06 for second quarter 2008.

Earnings for the quarter were adversely impacted by an increase in the provision for loan losses resulting from an increase in nonaccrual loans and the impairment reserves related to those loans. During the second quarter, nonperforming loans increased to $13.4 million, largely due to five loan relationships, each over $500,000 and totaling $4.7 million, that were reclassified from past due to nonaccrual. Excluding nonaccruals, total past due loans improved on a linked quarter basis from 0.98% at March 31, 2009 to 0.51% at June 30, 2009.

The Company was further affected by two unusual items: a special insurance premium assessment from the Federal Deposit Insurance Corporation (FDIC) and a one-time write-off of $51,000 on the loss in value of stock in the parent company of Silverton Bank, Atlanta, GA. In June 2009, the FDIC required a special insurance assessment from all FDIC-insured banks. For New Century Bank, this resulted in a special assessment of $285,766, bringing year-to-date total insurance premiums paid for 2009 to $639,144 compared to total FDIC insurance premiums for the same period in 2008 of $224,499, an increase of $414,645 or 185%. Excluding the special assessment, non-interest expenses were lower in both the three and six month periods ending June 30, 2009, compared to the same periods one year earlier.

For the first six months of 2009, net income for New Century Bancorp was $155,000 compared to net income for the first six months of 2008 of $314,000. At this time, the Company’s annual goodwill impairment evaluation process is underway. Pending the results of this evaluation, second quarter results as reported could be adversely impacted.

As of June 30, 2009, the Company reported total assets of $629.0 million, total deposits of $527.6 million and total loans of $467.9 million. As of June 30, 2008, these figures stood at total assets of $598.8 million, total deposits of $505.4 million, and total loans of $452.0 million, for increases of 5.04%, 4.39%, and 3.50%, respectively, in a year-to-year comparison. At December 31, 2008, total assets were $605.8 million, total deposits were $505.1 million and total loans were $460.6 million, meaning New Century experienced increases for the first six months of 2009 of 3.83%, 4.45%, and 1.57%, respectively.

“Although loan demand softened in the past quarter, overall we are satisfied with loan growth year-to-date,” said William L. Hedgepeth II, president and CEO of New Century Bancorp and New Century Bank. “While the Company had a net loss for the quarter, year-to-date we were able to report positive net income and in light of continuing difficult economic conditions, we are pleased with this result. We use a disciplined approach to creating strong customer relationships and to lowering controllable operating expenses and this should give us a strong foundation for positive growth and profitability in the future.

“The housing and real estate markets continue to be impacted by a weak economy and to present challenges regarding property values and credit quality. This is reflected in the increase in our loan loss provision and loan charge-offs during the first six months of 2009. We continue to focus on monitoring and improving the quality of our loan portfolio.

“New Century is well-capitalized, which is the highest regulatory standard. Because of our capital position, the Company made the decision not to participate in the U.S. Government’s TARP (Troubled Asset Relief Program) Capital Purchase Plan, as has already been reported. We are committed to maintaining a sound capital position and ample liquidity, meeting the borrowing needs of the markets we serve, and positioning the Company for future growth.

“During the quarter, we celebrated the 9th anniversary of the opening of New Century Bank on May 24, 2000. We appreciate the support of our board of directors, our shareholders, our customers, and the communities we serve. To all of you, and to our employees, especially all of you who have been with us from the very beginning—thank you.”

New Century Bank is headquartered in Dunn and has offices in Dunn, Clinton (2), Fayetteville (2), Goldsboro, Lillington, Lumberton, Pembroke, and Raeford.

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Keywords: New Century Bancorp, New Century Bank, NCBC

The information as of and for the quarter ended June 30, 2009, as presented is unaudited. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.

New Century Bancorp, Inc.

Selected Financial Information and Other Data

($ in thousands, except per share data)

	At or for the three months ended					At or for the six months ended
	June 30, 2009	March 31, 2009	December 31, 2008	September 30, 2008	June 30, 2008	June 30, 2009	June 30, 2008	June 30, 2007
Summary of Operations:
Total interest income	$8,009	$8,252	$8,348	$8,678	$8,827	$16,261	$18,208	$20,658
Total interest expense	3,459	3,673	3,991	4,043	4,299	7,132	9,339	10,035

Net interest income	4,550	4,579	4,357	4,635	4,528	9,129	8,869	10,623
Provision for loan losses	1,414	685	2,142	895	374	2,100	1,247	3,044

Net interest income after provision	3,136	3,894	2,215	3,740	4,154	7,029	7,622	7,579
Noninterest income	792	845	790	620	749	1,637	1,593	2,088
Noninterest expense	4,428	4,080	4,158	4,108	4,292	8,507	8,746	8,029

Income (loss) before income taxes	(500)	659	(1,153)	252	611	159	469	1,638
Provision for income taxes (benefit)	(247)	251	(487)	93	207	4	155	566

Net income (loss)	$(253)	$408	$(666)	$159	$404	$155	$314	$1,072

Share and Per Share Data:
Earnings (loss) per share - basic	$(0.04)	$0.06	$(0.10)	$0.02	$0.06	$0.02	$0.05	$0.16
Earnings (loss) per share - diluted	(0.04)	0.06	(0.10)	0.02	0.06	0.02	0.05	0.16
Book value per share	9.21	9.23	9.17	9.03	8.97	9.21	8.97	8.95
Tangible book value per share	7.80	7.82	7.76	7.61	7.54	7.80	7.54	7.44
Ending shares outstanding	6,836,149	6,831,149	6,831,149	6,827,649	6,822,659	6,836,149	6,822,659	6,550,272
Weighted average shares outstanding:
Basic	6,831,973	6,831,149	6,829,731	6,826,481	6,816,966	6,831,563	6,806,731	6,520,663
Diluted	6,831,973	6,835,476	6,829,731	6,879,919	6,860,016	6,842,137	6,870,808	6,771,458

Selected Performance Ratios:
Return on average assets	-0.16%	0.27%	-0.43%	0.11%	0.27%	0.05%	0.11%	0.38%
Return on average equity	-1.60%	2.61%	-4.27%	1.02%	2.60%	0.49%	1.01%	3.65%
Net interest margin	3.16%	3.26%	3.07%	3.34%	3.29%	3.21%	3.22%	4.03%
Efficiency ratio (1)	82.89%	75.22%	80.78%	78.17%	81.33%	79.02%	83.60%	63.17%

Period End Balance Sheet Data:
Loans, net of unearned income	$467,872	$469,794	$460,626	$457,784	$452,045	$467,872	$452,045	$455,939
Total Earning Assets	573,951	584,030	560,534	547,965	550,984	573,951	550,984	545,952
Goodwill and other intangible assets	9,603	9,642	9,680	9,719	9,757	9,603	9,757	9,911
Total Assets	629,000	628,748	605,767	596,457	598,831	629,000	598,831	590,486
Deposits	527,621	523,537	505,119	501,823	505,400	527,621	505,400	502,258
Short term debt	23,461	27,408	23,175	17,896	17,441	23,461	17,441	15,119
Long term debt	12,372	12,372	12,372	12,372	12,372	12,372	12,372	12,372
Shareholders’ equity	62,947	63,059	62,659	61,653	61,201	62,947	61,201	58,649

Selected Average Balances:
Gross Loans	$469,581	$468,062	$458,100	$456,120	$449,254	$468,825	$445,945	$446,422
Total Earning Assets	577,774	570,221	562,415	551,353	552,581	574,018	552,689	531,969
Goodwill and other intangible assets	9,622	9,660	9,699	9,738	9,776	9,641	9,795	9,949
Total Assets	630,180	616,026	607,685	595,049	597,193	623,143	598,442	575,624
Deposits	526,894	513,079	508,911	500,914	502,742	520,025	503,456	484,091
Short term debt	24,606	24,458	21,659	17,077	17,243	24,533	17,853	17,342
Long term debt	12,372	12,372	12,372	12,372	12,372	12,372	12,372	12,372
Shareholders’ equity	63,615	63,421	61,868	62,017	62,275	63,518	62,273	59,297

Asset Quality Ratios:
Nonperforming loans	$13,352	$7,739	$8,630	$9,148	$8,443	$13,352	$8,443	$3,292
Other real estate owned	2,196	2,333	2,799	677	439	2,196	439	326
Allowance for loan losses	8,519	7,792	8,860	7,140	6,483	8,519	6,483	6,682
Nonperforming loans (2) to period-end loans	2.85%	1.65%	1.87%	2.00%	1.87%	2.85%	1.87%	0.72%
Allowance for loan losses to period-end loans	1.82%	1.66%	1.92%	1.56%	1.43%	1.82%	1.43%	1.47%
Delinquency Ratio (3)	0.51%	0.98%	0.32%	0.34%	0.92%	0.51%	0.92%	1.02%
Net loan charge-offs to average loans	0.59%	1.52%	0.39%	0.21%	2.71%	1.05%	1.38%	1.74%

(1)	Efficiency ratio is calculated as non-interest expenses divided by the sum of net interest income and non-interest income.
(2)	Nonperforming loans consist of non-accrual loans and restructured loans.
(3)	Delinquency Ratio includes 30-89 days past due and excludes non-accrual loans.